Exhibit 99.1

Longs Lowers Q4 & FY03 Projections

Includes $10.8 Million Charge for Impaired Assets

WALNUT CREEK, CA (FEBRUARY 13, 2003) — Longs Drug Stores (NYSE:LDG) today said it expects earnings for the period ended January 30, 2003 to be below its previous guidance. The company said the revised projections principally reflect the negative impact of a continuing weak economy across its markets which resulted in lower than anticipated gross margins, along with increased operating expenses, and charges related to impaired assets, partially offset by additional tax credits.

Longs projects earnings of 14 cents to 17 cents per diluted share for the fourth quarter and 80 cents to 83 cents for fiscal 2003, excluding the effects of SFAS No. 142 adopted earlier in fiscal 2003. Fourth quarter earnings include an estimated pre-tax provision of $10.8 million (approximately 17 cents per share) for store and systems-related asset impairments partially offset by an additional $2.5 million of tax credits (approximately 7 cents per share).

Longs is scheduled to release its fourth quarter and fiscal 2003 results on February 26, 2003 and has scheduled a conference call at 4:30 p.m. ET/1:30 p.m. PT to review its performance. A telephone replay of the call can be accessed two hours after its conclusion and will be available for two weeks at (719) 457-0820, confirmation code 224867. Longs will webcast the call via its www.longs.com website (About Us/Financial Info/Investor Events Calendar) and PRNewswire’s Multimedia function at www.prnewswire.com. A recording of the webcast can be accessed two hours after its conclusion and will be available for two weeks.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such statements relate to, among other things, the company’s final operational results for the period ended January 30, 2003  and are indicated by such words of phrases as “projects” or “expects” or similar words or phrases. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, consumer demand, the opening of new stores, actual advertising expenditures by the company, the success of Longs’ advertising and merchandising strategies and other factors detailed from time to time in the company’s media releases and in its annual and other reports filed with the SEC. Please refer to such filings for a further discussion of these risks and uncertainties. The company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release. The company also cautions readers that the time and/or manner of the scheduled distribution of its fourth quarter fiscal 2003 performance information may change for technical or administrative reasons outside the company’s control.

About Longs Drugs

Longs Drug Stores Corporation (NYSE:LDG) is one of North America’s leading drug store chains with annual sales per store averaging approximately $10 million. Founded in 1938, Longs operates 457 stores in California, Hawaii, Washington, Nevada, Colorado and Oregon. Longs focuses on meeting the specific health and well-being needs of the communities it serves with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Internet prescription services, merchandise and health information are available at www.longs.com. Longs’ RxAmerica subsidiary provides pharmacy benefits management services for a growing list of clients.